As filed with the Securities and Exchange Commission on April 15, 2013

Registration No. 333-77689

Registration No. 333-151210

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-77689

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-151210

UNDER

THE SECURITIES ACT OF 1933

ECB BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	56-2090738
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3600 Glenwood Avenue, Suite 300

Raleigh, North Carolina 27612

(919) 659-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN

2008 OMNIBUS EQUITY PLAN

(Full titles of the Plans)

Scott M. Custer

President and Chief Executive Officer

Crescent Financial Bancshares, Inc.

3600 Glenwood Avenue, Suite 300

Raleigh, North Carolina 27612

(919) 659-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Betty O. Temple, Esq.

Womble Carlyle Sandridge & Rice, LLP

550 South Main Street

Suite 400

Greenville, South Carolina 29601

(864) 255-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

☐	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)	☑	Smaller reporting company

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements of ECB Bancorp, Inc., a North Carolina corporation (“ECB”) on Form S-8 (collectively, the “Registration Statements”) filed by ECB with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-77689, registering 159,000 shares of ECB’s common stock, $3.50 par value per share (“Common Stock”) under the Omnibus Stock Ownership and Long Term Incentive Plan; and
•	Registration Statement No. 333-151210, registering 200,000 shares of the Common Stock under the 2008 Omnibus Equity Plan.

  On April 1, 2013, pursuant to that certain Agreement and Plan of Merger, dated September 25, 2012 (the “Merger Agreement”) by and between Crescent Financial Bancshares, Inc., a Delaware corporation (“Crescent”) and ECB, ECB merged with and into Crescent, with Crescent being the surviving entity (the “Merger”). As a result of the Merger, ECB has terminated all offerings of Common Stock pursuant to the Registration Statements. In accordance with an undertaking made by ECB in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings subject to the Registration Statements, ECB removes from registration any and all securities of ECB that had been registered for issuance under the Registration Statements that remain unissued as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on April 15, 2013.

ECB BANCORP, INC.

By:	Crescent Financial Bancshares, Inc.
(successor to ECB Bancorp, Inc.)

By:	/s/ Scott M. Custer
Scott M. Custer
Chief Executive Officer